NEWS RELEASE

Contact: Sharon S. Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Cooper Standard Names Banas as Chief Financial Officer; Brusate as Chief Accounting Officer

NOVI, Mich., June 6, 2017 - Cooper-Standard Holdings Inc. (NYSE: CPS) today announced the appointments of Jonathan P. Banas as executive vice president and chief financial officer (CFO) and Peter C. Brusate as vice president, corporate controller and chief accounting officer, effective June 7, 2017.

Banas replaces Matthew W. Hardt, age 49, who has resigned from his position as executive vice president and chief financial officer, effective June 7, 2017, to pursue another opportunity. Hardt will provide transition services through September 30, 2017.

As CFO, Banas, age 46, will be located at the Company’s world headquarters in Novi, Mich. and report directly to Jeffrey S. Edwards, chairman and CEO. He will have primary responsibility for directing the Company’s corporate finance team, including tax, treasury, internal audit, and financial planning and analysis. He will also have oversight responsibility for investor relations.

In the position of vice president, corporate controller and chief accounting officer, Brusate, age 41, will oversee all aspects of Cooper Standard’s accounting function including: ensuring regulatory compliance; setting and enforcing accounting policies; maintaining financial records; and developing world-class financial best practices. Based at Cooper Standard’s world headquarters in Novi, Brusate will report to Banas.

“The ability to promote and smoothly transition Jon Banas and Peter Brusate into their new roles is a testament to our robust succession process,” said Edwards. “We also thank Matt Hardt for his contributions and agreement to stay on to assist with the transition.”

Banas has more than 22 years of diverse, global experience in corporate finance and public accounting. He has been with Cooper Standard since 2015, serving as vice president, corporate controller and chief accounting officer. Prior to joining the Company, Banas spent 11 years at ZF TRW (formerly TRW Automotive Holdings Corp.) in Livonia, Mich., where he served in roles of increasing responsibility. Most recently, he was director, financial reporting. He joined TRW as senior manager, financial reporting and technical accounting in 2004. He previously held accounting and auditing positions at Hayes Lemmerz International, Inc. in Northville, Mich., and KPMG LLP in Detroit. He also served as president of a financial management and accounting services firm, 664 Consulting Group, PC, in Plymouth, Mich.

Banas earned a Bachelor of Business Administration degree in accounting at Wayne State University in Detroit and a Master of Business Administration degree in finance and accounting from the University of Michigan in Ann Arbor. He is a Certified Public Accountant and a member of the American Institute of CPAs.

Brusate has 19 years of diverse, global experience in internal audit, controllership, treasury and public accounting. He has been with Cooper Standard since 2015, serving as vice president, internal audit and compliance. Prior to joining the Company, Brusate spent 14 years at Delphi Automotive in a series of financial positions of increasing responsibility. Most recently, he was controller for Delphi’s Asia Pacific business based in Shanghai, China. Previously, he was director, internal audit with responsibility for global Sarbanes-Oxley compliance and information technology audit, as well as audit activities for the Americas region. Earlier, he was treasurer - Europe, Middle East & Africa based in Paris, France. He joined Delphi in 2001 after three years with KPMG LLP in Detroit.

Brusate earned a Bachelor of Business Administration degree in accounting at Northwood University in Midland, Mich., and a Master of Business Administration degree in integrative management from Michigan State University in East Lansing. He is a Certified Public Accountant and a Certified Treasury Professional.

About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.
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Editor's Note:    For a high-res image of Banas or Brusate, please contact Jaclyn Bussert at jbussert@bianchipr.com.